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         Exhibit B
         ---------


                          AMENDED EMPLOYMENT AGREEMENT
                          ----------------------------

         AGREEMENT made this 13th day of January, 1992 between Sudbury, Inc., a Delaware corporation with its principal office at 25800 Science Park Drive, Suite 250, Cleveland, Ohio 44122 (the "Company"), and Jacques R. Sardas, whose residential address is 1287 Country Club Road, Akron, Ohio 44313 ("Sardas"), as amended as of April 16, 1992.


                                    RECITALS
                                    --------

        The Company is a holding company with subsidiaries engaged in the manufacture and sale of a broad range of industrial products, including metal, rubber and plastic products, coating applications, solid waste disposal and material handling equipment, special machine tools and systems, lubricants, and precision machined components.

        Shortly prior to the execution of this Agreement, the Company intends to file a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. The Company intends to continue to operate its business and manage its properties as a debtor-in-possession during its bankruptcy proceedings, to implement an aggressive asset disposition program and to improve operations of retained assets.

         The Company desires to employ and utilize the experience, ability and services of Sardas as its president and Chief Executive Officer, and Sardas desires to be so employed.

         The parties agree as follows:

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          1.  Employment
              ----------

              The Company agrees to employ Sardas, and Sardas agrees to be so employed, in the capacity of President and Chief Executive Officer, with such duties and authority as are customary for such offices. Employment shall be for a four-year term, commencing January 13, 1992 and ending on the earlier of the consummation and closing of an Exit Transaction, as defined in Paragraph 3 herein, or January 12, 1996. In addition, Sardas shall be elected as a Director of the Company and serve as a member of the Company's Executive Committee, and shall so serve for the designated term of the directorship to which he is elected, or until his earlier resignation or termination of employment hereunder.

          2.  Time and Efforts
              ----------------

              Sardas shall diligently and conscientiously devote his full business time and attention and best efforts in discharging his duties as the Company's President and Chief Executive Officer. It is understood that Sardas may serve as a director of one or more other business entities upon consent by the Company's Board of Directors.

          3.  Compensation
              ------------

              (a)  CASH COMPENSATION.   The Company shall pay to Sardas a base
          salary at a rate of $360,000 per year, subject to withholding tax, payable at the same times as payments to other salaried corporate employees. Such salary may be increased from time to time at the discretion of the Board of Directors, in conjunction with salary adjustments of others in the Company's corporate management group.




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    (b)  BONUSES.   The Company shall pay to Sardas in a lump sum
payment within ninety (90) calendar days following the end of each fiscal year of employment after fiscal year 1992, an annual target bonus of fifty percent (50%) of his base salary for each year during the term of his employment. Each such payment shall be conditioned on Sardas' being employed at the time of payment, provided that in the event that Sardas' employment is terminated by reason of his death or disability, prior to payment but after such bonus is fully earned, such payment shall be made to Sardas or his estate, as the case may be. Achievement of the full amount of such bonus will depend on Sardas' performance with respect to corporate goals and objectives, as set by the Board of Directors after consultation with Sardas no later than August 31st of each fiscal year. With respect to the portion of fiscal year 1992 during which Sardas will be employed, he shall receive a bonus of $90,000, payable on August 31, 1992.

     (c)  EQUITY.   Sardas shall be entitled to receive common equity
of the Company pursuant to options for New Common Stock to be granted on the terms herein, and as further reflected in an option agreement in the form attached hereto as Exhibit A executed and delivered by the Company and Sardas on the "Discharge Date," as defined below. "New Common Stock" identifies the common stock that shall be issued upon the Company's discharge from the bankruptcy proceeding (the "Discharge Date") to current equity holders, certain debt holders, and others, and shall represent all of the comnon equity of the



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Company as of the Discharge Date.  As part of its plan of
reorganization to be filed with the Bankruptcy Court, the Company shall allocate and reserve fifteen percent (15%) of its New Common Stock to provide Sardas options as follows:

          (i) The Company shall grant to Sardas on the Discharge Date options for fifteen percent (15%) of the Company's New Common Stock, which shall vest on the following schedule, provided that Sardas continues to be employed by the Company on each such date:

              (A) options for five percent (5%) of the New Common
          Stock upon the Discharge Date; and

              (B) options for an additional ten percent (10%) of the New Common Stock upon the later of the Discharge Date, or six
          (6) months from the date of this Agreement.

          (ii) Such options shall have an exercise price of $.01 per share of New Common Stock and shall have terms of five (5) years from the Discharge Date.

          (iii) None of such options shall be exercisabie prior to six
      (6) months after the Discharge Date and such options shall be
      nontransferrable.   Furthermore, half of the options described
      under clause (i) (B) herein (the "Last Options") covering five percent (5%) of the New Common Stock shall become exercisable in incremental amounts of one percent (1%) on the Valuation Date as defined in clause (iv) below, if the "Fair Market Value" of the Company, as defined in clause (v) below, then meets or exceeds values indicated in the following schedule:



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
                 FAIR MARKET                    ADDITIONAL STOCK
                 VALUE LEVEL                    OPTION EXERCISABLE
                 -----------                    ------------------
More than $15 million and up to $20 million             1%
More than $20 million and up to $25 million             1%
More than $25 million and up to $30 million             1%
More than $30 million and up to $35 million             1%
More than $35 million                                   1%

       (iv) The "Valuation Date" shall be the earlier of (A) the consummation and closing of a transaction involving the sale or disposition of substantially all of the then remaining assets or substantially all of the New Common Stock of the Company (whether by sale, merger, public offering by the then holders of New Common Stock, leveraged buy out, or other similar transaction) (an "Exit Transaction"), or (B) January 12, 1996; provided that solely for purposes of determining whether the Last Options are exercisable, Sardas shall have one opportunity at any time during the term of his employment, to require the Company to engage an investment banking firm or appraiser to determine whether the Targeted Amount has been achieved and sustained for a period of at least six months, in which event such Last Options will become exercisable at the end of such six month period.

       (v) The "Fair Market Value" of the Company shall be deemed to be (A) the total value and/or consideration received (including debt then assumed or being paid off) by the then holders of New Common Stock in the event of an Exit Transaction; or (B) the appraised value of the Company as determined by an




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              investment banking firm or appraiser mutually acceptable to the
              Board of Directors and Sardas in the event that no Exit Transaction occurs by January 12, 1996.

              (d)  CASH OVERRIDE.   In the event that the Fair Market Value of
          the Company as of the Valuation Date exceeds the Targeted Amount, the Company shall pay to Sardas within sixty calendar days after the Valuation Date a cash amount equal to five percent (5%) of any incremental net fair market value in excess of $35 million.

          4.  Benefits
              --------

              Sardas shall be entitled to benefits and perquisites generally provided by the Company to its executive officers and such benefits and perquisites as are recommended by the Compensation Committee and approved by the Board of Directors.

          5.  Payment Upon Termination
              ------------------------

              (a) In the event of voluntary resignation by Sardas or termination by the Company for "Cause" prior to January 12, 1996, Sardas shall receive no severance pay or additional compensation other than the fixed compensation and benefits earned and accrued as
          of such termination date pursuant to Paragraphs 3 and 4 herein.   For
          the purposes of this Agreement, the Company shall have "Cause" to terminate employment hereunder only (i) if termination shall have been the result of an act or acts of dishonesty by Sardas constitu-ting a felony and resulting or intended to result directly or indirectly in substantial gain or personal enrichment at the expense of the Company; or (ii) upon the willful and continued failure by



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Sardas substantially to perform his duties with the Company (other than any such failure resulting from incapacity due to mental or physical illness) after a demand in writing for substantial performance is delivered by the Board, which demand specifically identifies the manner in which the Board believes that Sardas has not substantially performed his duties, and such failure results in demonstrably material injury to the Company. Sardas' employment shall in no event be considered to have been terminated by the Company for Cause if such termination took place as the result of (i) bad judgment or negligence, or (ii) any act or omission without intent of gaining therefrom directly or indirectly a profit to which Sardas was not legally entitled, or (iii) any act or omission believed in good faith to have been in or not opposed to the interest of the Company, or (iv) any act or omission in respect of which a determination be made that Sardas met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the by-laws of the Company or the laws of the State of Delaware, in each case as in effect at the time of such act or omission. Sardas shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Sardas and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of



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the Board Sardas was guilty of conduct set forth above in clauses (i)
or (ii) of the second sentence of this paragraph and specifying the particulars thereof in detail.

     (b) In the event of termination without "Cause" by the Company prior to January 10, 1994, the Company shall pay to Sardas in two annual installments in advance, a total of two (2) years of base salary as severance pay.

     (c) In the event of termination without "Cause" by the Company on or after January 10, 1994, the Company shall pay to Sardas his base salary at the rate in effect as of such termination date for the remainder of the term of this Agreement. Payments shall be made in annual lump sums in advance of each remaining year of the Agreement.

     (d) In the event of death or permanent disability during the term of this Agreement, this Agreement shall terminate and Sardas (or his personal or legal representative) shall receive no severance pay or additional compensation other than the fixed compensation and benefits earned and accrued as of the date of such death or termination for permanent disability, including any bonus due under
Paragraph 3(b) hereunder.   Termination for permanent disability shall
occur on such date and in such circumstance that, as a result of his incapacity due to physical or mental illness, Sardas were to have been absent from his duty with the Company on a full-time basis for a period of six (6) consecutive months, provided that the Company had given Sardas thirty (30) days written notice of potential termination, and within said thirty (30) day period after written



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          notice of termination had been given, Sardas had not returned to the full-time performance of his duties.

              (e) In the event Sardas' employment is terminated by the Company for "Cause," for reasons of Sardas' death or disability or voluntarily by Sardas, the Company shall pay to Sardas in cancellation of the options the appraised value of the shares underlying the options held by Sardas and then exercisable, less the exercise price thereof, as determined by an investment banking firm or appraiser mutually acceptable to the Board of Directors and Sardas.

          6.  Business Expenses
              -----------------

              The Company shall reimburse Sardas for all reasonable and necessary expenses incurred in carrying out his duties under this Agreement. Sardas shall present to the Company from time to time itemized accounts of such expenses in the usual form required by the Company.

          7.  Indemnification
              ---------------

              Sardas shall be covered by the Company's indemnification policies for Directors and Officers and shall be offered an indemnification agreement in the form as may from time to time be in effect with other Directors and Officers of the Company.

          8.  Confidentiality
              ---------------

              Sardas agrees to be bound by the Company's confidentiality policy, a copy of which is attached hereto.

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           9.  Arbitration
               -----------

           Any controversy or claim arising out of, or relating to, this Agreement or the breach thereof shall be settled by a three-member arbitration panel (one member selected by the Company, one member by Sardas and one member selected by the other two members, or if not by a court of competent jurisdiction), in accordance with the governing rules of the American Arbitration Association. During the pendency of the Company's Chapter 11 proceedings, arbitration decisions may be appealed to the Bankruptcy Court.
In all other instances, judgment upon the award rendered shall be final and may be entered in any court of competent jurisdiction in Cleveland, Ohio.

           10. Successors; Binding Agreement
               -----------------------------

           (a) In the event of an Exit Transaction, the Company shall require any successor by agreement in form and substance reasonably satisfactory to Sardas, to expressly assume and agree to perform only such obligations of this Agreement as are due and owing to Sardas as of the date of consummation and closing of such Exit Transaction, including but not limited to unpaid salary payments, cash override compensation, reimbursable expenses, and accrued benefits.

           (b) This Agreement and all rights of Sardas hereunder shall inure to the benefit of, and be enforceable by Sardas' personal or legal representatives.

           11. Modifications and Waivers
               -------------------------

           No provisions of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board and is agreed to in writing, signed by Sardas and by another executive officer of the Company. No



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waiver by either party hereto of any breach by the other party hereto or any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

           12. Entire Agreement
               ----------------

           This Agreement constitutes the entire agreement of the parties hereto relating to the subject matter hereof and there are no written or oral terms or representations made by either party other than those contained herein.

           13. Governing Law
               -------------

           The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Ohio.

           14. Invalidity
               ----------

           The invalidity or unenforceability of any term or terms of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement which shall remain in full force and effect.

           15. Court Approval
               --------------

           Promptly after the filing of its petition for relief under Chapter 11 of the Bankruptcy Code, the Company shall apply for the Bankruptcy Court's approval of the Company's assumption of this Agreement. The effectiveness of this Agreement is conditioned upon such approval.





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         IN WITNESS WHEREOF the parties have executed this Agreement as amended as of the dates indicated above.


                                         SUDBURY, INC.

                                         By:  /s/ Robert E. Kuhbach
                                             ----------------------------
                                         Title: Executive Vice President

                                              /s/ Jacques R. Sardas
                                              ---------------------------
                                              Jacques R. Sardas


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